Exhibit 5.1

April 23, 2015

Lennar Corporation

700 N.W. 107th Avenue

Miami, FL 33172

Re: 4.750% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as counsel to Lennar Corporation (the “Company”), a Delaware corporation, in connection with the issuance and sale of $500,000,000 of the Company’s 4.750% Senior Notes due 2025 (the “Notes” and, together with the guarantees of the Notes, the “Securities”), in a transaction registered under the Securities Act of 1933, as amended (the “Act”), in an automatic shelf registration statement on Form S-3 (File No. 333-199159) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), that became effective on October 3, 2014, which includes a base prospectus (the “Base Prospectus”), and were offered by the Base Prospectus, and by a preliminary prospectus supplement dated April 21, 2015 and a prospectus supplement dated April 21, 2015, each of which has been filed with the Commission pursuant to Rule 424(b) under the Act.

The Securities are being sold pursuant to an Underwriting Agreement, dated as of April 21, 2015 (the “Underwriting Agreement”), by and among Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named on Schedule I to the Underwriting Agreement, the Company and the guarantors listed on Schedule II to the Underwriting Agreement (the “Subsidiary Guarantors”), each of which is a registrant with regard to the Registration Statement. The Securities are being issued under an indenture dated as of December 31, 1997 (the “Base Indenture”), as it will be supplemented and amended by a tenth supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Subsidiary Guarantors and The Bank of New York Mellon, as trustee.

In connection with rendering the opinion set forth below, we have examined (i) the Underwriting Agreement, (ii) the Indenture, including the form of Supplemental Indenture that will be part of the Indenture, and (iii) resolutions of the board of directors of the Company that authorized the issuance and sale of the Notes. In examining those documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals and the conformity to the respective originals of all documents submitted to us as certified or reproduced copies.

Lennar Corporation

April 23, 2015

Our opinion set forth below is limited to the laws of the State of New York.

Based upon and subject to the foregoing, it is our opinion that the Securities, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will constitute binding obligations of the Company and of the Subsidiary Guarantors while their guarantees are in effect as provided in the Indenture.

We consent to the filing of this opinion as an exhibit to a Report on Form 8-K of the Company and to the reference to us under the caption “Legal Matters” in the prospectus supplement described above. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP